Exhibit 23.3

RP® FINANCIAL, LC.

Financial Services Industry Consultants

June 28, 2006

Board of Directors

Ben Franklin Bank of Illinois

14 North Dryden Place

Arlington Heights, Illinois 60004

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form MHC-1 and the Form MHC-2, and any amendments thereto, for Ben Franklin Bank of Illinois. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings, and the Registration Statement on Form SB-2, and any amendments thereto, including the prospectus of Ben Franklin Financial, Inc.

Sincerely,

RP® FINANCIAL, LC.